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                                                                   EXHIBIT 10.11


                    U.S. CELLULAR CORPORATION (THE "COMPANY")

                        DESCRIPTION OF COMPENSATION PLAN
                     FOR NON-EMPLOYEE DIRECTORS (THE "PLAN")

                             EFFECTIVE MAY 16, 2002

         The purpose of the Plan is to provide reasonable compensation to non-employee directors for their service to the Company, in order to ensure that qualified persons serve as non-employee members of the Board of Directors.

         The Plan was approved pursuant to the authority granted in Section 9 of
Article III of the Company's By-Laws, which provides that the Board of Directors shall have authority to establish reasonable compensation of directors, including reimbursement of expenses incurred in attending meetings of the Board of Directors.

         The Plan provides that each director of the Company who is not an employee of the Company, Telephone and Data Systems, Inc. or TDS Telecommunications Corporation ("non-employee director") will receive an annual director's retainer fee of $34,000 paid annually, a director's meeting fee of $1,500 for each meeting attended and reimbursement of reasonable expenses incurred in connection with attendance at meetings of the Board of Directors.

         The Plan provides that each non-employee director who serves on the Audit committee, other than the Audit committee Chairperson, will receive an annual committee retainer fee of $8,000 paid annually, a committee meeting fee of $1,500 for each meeting attended and reimbursement of reasonable expenses incurred in connection with attendance at meetings of the Audit Committee. The Audit Committee Chairperson will receive an annual retainer fee of $18,000 paid annually plus audit committee meeting fees of $1,500.

         The Plan provides that each non-employee director of the Company who serves on the Stock Option Compensation committee, other than the Stock Option Compensation committee Chairperson, will receive an annual committee retainer fee of $2,000 paid annually, a committee meeting fee of $1,000 for each meeting attended and reimbursement of reasonable expenses incurred in connection with attendance at each meeting of the committee. The Stock Option Compensation committee Co-Chairpersons will each receive an annual retainer fee of $4,000 paid quarterly plus Stock Option Compensation committee meeting fees of $1,000.

         Under the Plan, retainers are paid on an annual basis, as of the date of the Company's annual meeting of shareholders. Meeting fees are paid as of the date of the meeting. Non-employee directors may elect to receive fifty percent (50%) of their board and committee retainers and fifty percent (50%) of meeting fees for regularly scheduled meetings of the board (five per year) in the form of Common Shares of the Company. This election shall be made annually and shall be irrevocable for that one-year period. Fees for special meetings of the board and all committee meetings are paid in cash.

         The number of shares to be delivered shall be determined on the basis of the average closing price of Common Shares of the Company as reported in the American Stock Exchange Composite Transactions section of the Wall Street Journal for the twenty trading days before the date of the Company's annual meeting of shareholders or the date of the regularly scheduled meeting of the Board.